Exhibit 99.1

News from Graham Packaging

Contact:

Donald C. Sarvey
Editorial Enterprises, Inc.

(717) 236-7716

editorialenterprises@earthlink.net

August 11, 2006

FOR IMMEDIATE RELEASE

Graham Packaging reports

$8.6 million gain in 2nd quarter net sales

YORK, Pennsylvania, USA—Graham Packaging Holdings Company, parent company of Graham Packaging Company, L.P., reported an $8.6 million increase in net sales and a $2.8 million gain in operating income for the second quarter of 2006, compared to the second quarter of 2005.

Net sales for the three months ended June 30, 2006, totaled $653.3 million, an increase of $8.6 million, or 1.3 percent, from net sales of $644.7 million for the three months ended June 30, 2005.

Net sales for the six-month period ended June 30, 2006, totaled $1,298.3 million, an increase of $33.0 million, or 2.6 percent, from $1,265.3 million in net sales in the same period of 2005.

Chairman and CEO Philip R. Yates attributed the second-quarter gain in net sales primarily to increases in resin pricing and an overall 4.6 percent increase in container units sold versus the same period last year.

Yates said Food & Beverage was the company’s strongest product category in the second quarter this year, producing an 8.1 percent gain in net sales over the second quarter of last year. Household, Automotive Lubricants, and Personal Care/Specialty trailed their year-ago quarterly sales performances.

On a geographic basis, net sales in the second quarter were up in North America, but down in Europe and South America, compared to last year. Yates attributed the decrease to a shift to smaller containers in the latter markets, offset slightly by favorable exchange rates.

“Despite the increase in both unit and dollar sales on a year-over-year basis, we continued to see softening volume and the impact of the sales runoff from the OIPC acquisition,” said Yates.

Exhibit 99.1

Chief Financial Officer John E. Hamilton said operating income for the second quarter of 2006 totaled $49.1 million, an increase of $2.8 million, or 6.0 percent, compared to $46.3 million in the second quarter of 2005.

Operating income for the six months ended June 30, 2006, was $86.5 million, a decline of $2.3 million, or 2.6 percent, when compared to the six-month period in 2005.

Hamilton said the company experienced a net loss of $15.3 million in the second quarter, compared to net income of $4.1 million in the same quarter last year. For the six-month period ended June 30, 2006, the company experienced a net loss of $25.3 million, compared to a net loss of $7.4 million in the same period the previous year.

The company’s net interest expense totaled $54.0 million during the second quarter of 2006, an increase of $10.5 million over the second quarter of 2005.

Hamilton said covenant compliance EBITDA (earnings before interest, taxes, depreciation, and amortization)* was $439.4 million for the four quarters ended June 30, 2006, compared to $463.3 million for the four quarters ended June 30, 2005.

Reconciliation of net loss to EBITDA

Four quarters ended June 30, 2006
(In millions)
Net loss	$ (70.5)
Interest income	(0.7)
Interest expense	203.2
Income tax provision	12.9
Depreciation and amortization	195.4
EBITDA	340.3

Reconciliation of EBITDA to covenant compliance EBITDA

Four quarters ended June 30, 2006
(In millions)
EBITDA	$340.3
Impairment charges	6.8
Other non-cash charges (a)	14.5
Fees related to monitoring agreements (b)	5.0
Non-recurring items (c)	54.8
Pro forma adjustments (d)	18.0
Covenant compliance EBITDA	$439.4

(a)	Represents the net loss on disposal of fixed assets.
(b)	Represents annual fees paid to Blackstone Management Partners III L.L.C. and a limited partner of Holdings under monitoring agreements.
(c)	The company is required to adjust EBITDA, as defined above, for the following non-recurring items in the table below:

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Exhibit 99.1

Four quarters ended June 30, 2006
(In millions)
Reorganization and other costs (i)	$36.7
Project startup costs (ii)	18.1
$54.8

(i)

Represents non-recurring costs related to the integration of O-I Plastic, aborted acquisitions, expenses related to the hurricanes in the United States in the second half of 2005, global reorganization costs and other costs.

(ii)	Represents non-recurring costs associated with project startups.

(d) The company is required to adjust EBITDA for synergy cost savings, as defined in the Credit Agreement.

Graham Packaging, currently operating with 85 plants worldwide, is a leader in the design, manufacture and sale of technology-based, customized blow-molded plastic containers for the branded food and beverage, household, personal care/specialty, and automotive lubricants product categories.

The company is a leading U.S. supplier of plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments, and beers; the leading global supplier of plastic containers for yogurt drinks; and the number-one supplier in the U.S., Canada, and Brazil of one-quart/one-liter plastic HDPE (high-density polyethylene) containers for motor oil.

The Blackstone Group of New York is the majority owner of Graham Packaging.

*Covenant compliance EBITDA is defined as EBITDA (i.e., earnings before interest, taxes, depreciation and amortization) further adjusted to exclude non-recurring items, non-cash items and other adjustments required in calculating covenant compliance under the Credit Agreements and the Notes, as shown in the table below. Covenant compliance EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. The Company believes that the inclusion of covenant compliance EBITDA in this quarterly report on Form 10-Q is appropriate to provide additional information to investors about the calculation of certain financial covenants in the Credit Agreements and the Notes. Because not all companies use identical calculations, these presentations of covenant compliance EBITDA may not be comparable to other similarly titled measures of other companies.

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The company’s future operating results will be affected by various uncertainties and risk factors, many of which are beyond the company’s control. For a description of these uncertainties and risk factors, and for a more complete description of the company’s results of operations, see the company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

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